Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 16 to this Registration Statement on Form S-11 (File No. 333-185640), including the related prospectus and supplement No. 10 thereto, of NorthStar Real Estate Income II, Inc. of our report dated September 2, 2015 relating to the statement of revenues and certain expenses of the Mid-South Portfolio for the year ended December 31, 2014, which appears in the Current Report on Form 8-K/A of NorthStar Real Estate Income II, Inc. filed with the Securities and Exchange Commission on September 2, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
October 17, 2016